UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

SAN JUAN BASIN ROYALTY TRUST

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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The San Juan Basin Royalty Trust delivered the following letter to unit holders beginning on November 10, 2016:

SAN JUAN BASIN ROYALTY TRUST

Compass Bank, Trust Department

300 W. 7th Street, Suite B

Fort Worth, Texas 76102

November 10, 2016

Dear Unit Holder:

As you are aware, Southwest Bank has launched a costly and self-interested campaign to remove Compass Bank as trustee of the San Juan Basin Royalty Trust (the “Trust”) and to elect itself as trustee.

You can prevent the potential disruption of Trust business resulting from an unnecessary change in trustee in the following ways:

•	Take NO ACTION with respect to any white proxy voting card you receive from Southwest Bank; or

•	Use the Trust’s enclosed BLUE proxy voting card to vote AGAINST Southwest Bank’s self-interested proposals.

Even if you have already voted using a white proxy voting card, you can still change your vote by using the Trust’s enclosed BLUE proxy voting card.

Voting is free, easy and fast! In minutes you can vote by telephone, Internet or by mailing, signing and dating the enclosed BLUE proxy voting card in the postage-paid envelope.

The Trust has called a special meeting for 10:00 a.m., local time, on Monday, November 21, 2016, at BBVA Compass, Houston Tower, 2200 Post Oak Boulevard, 20th Floor, Houston, Texas 77056. We encourage you to vote now to make your opinion heard at the special meeting and to stop Southwest Bank.

Southwest Bank has made several claims in an attempt to justify its costly campaign to elect itself as trustee. We believe that unit holders will easily recognize that, despite these claims, Southwest Bank’s campaign is nothing more than a self-interested attempt to expand its business portfolio and increase its revenues.

Neither you as a unit holder nor the Trust will benefit from a change in trustee. We urge you to keep the following in mind:

1. The nation’s leading independent proxy advisory firm, ISS, has carefully reviewed the arguments and recommends that you VOTE AGAINST all of Southwest Bank’s proposals:

In its report, ISS* states that “As Southwest has failed to demonstrate tangible evidence of mismanagement by [Compass Bank], or that the potential benefits to unit holders of replacing Compass outweigh any risks associated with such a move, a vote against [Southwest Bank’s] request is warranted.”

2. Compass Bank has provided and continues to provide outstanding service as trustee:

•	Compass Bank has administered the Trust for over 10 years. Southwest Bank points to no specific shortcomings in Compass Bank’s performance during that time and fails to provide unit holders with any specific details as to what Southwest Bank would do differently as trustee.

•	Compass Bank has an experienced trust team and is well equipped to administer the Trust:

•	Compass Bank has effectively managed general and administrative (G&A) expenses of the Trust. When expenses related to litigation are excluded, Trust G&A expenses have been consistent:

For a reconciliation of total G&A expenses to non-litigation G&A expenses, see the table at the end of this letter.

•	Southwest Bank claims that G&A expenses have increased since Lee Ann Anderson left Compass Bank, but they fail to tell you that the increase is due to the ConocoPhillips litigation. Litigation costs increased this year as the parties prepared for trial. These expenses would have been the same even if Ms. Anderson were still the trust officer. She acknowledges that she would use the same litigation team Compass Bank uses.

•	Compass Bank believes this litigation is worth pursuing. The Trust’s claim is for over $12 million.

•	Two trust officers administer the Trust supported by Compass Bank’s team of 40 trust personnel, along with internal legal and oil and gas support teams.

•	Joshua R. Peterson, the primary trust officer, has a law degree and was a practicing lawyer in the oil and gas industry before joining Compass Bank. He has served nearly three years as the oil and gas manager for special assets, which involves all aspects of administering oil and gas assets held in trust. He has a thorough understanding of the Trust and is the best person to oversee the Trust’s current litigation to recoup underpaid royalties.

•	Compass Bank is effectively managing Trust litigation and audits. One of the audit exceptions approved by the current trust officer resulted in a net credit adjustment to the Trust of about $760,000 in October 2016 alone.

•	Southwest Bank should know better than to claim that Compass Bank has conflicts of interest. Southwest Bank claims in error that Compass Bank has a conflict relating to contracts with Enterprise Products for the gathering and processing of gas on the Trust properties. In reality, the Trust has no contracts with Enterprise because ConocoPhillips alone negotiates and enters into contracts relating to the operation of the properties. In addition, the Enterprise contract with ConocoPhillips was entered into in 2011 while Ms. Anderson was the trust officer, was reviewed by the Trust’s independent consultants, and has a 15-year term.

•	The Compass Bank trust department administers $4.5 billion in managed trust assets and $3.9 billion in non-managed trust assets. Compass Bank and its parent company, BBVA, have total capital of approximately $9 billion, compared to Southwest Bank’s $224 million, as of June 30, 2016.

3. Southwest Bank does not offer any substantial benefit to the unit holders or the Trust:

•	Southwest Bank’s purported benefits, if they materialize, will have no impact on the Trust.

•	Southwest Bank admits that there would be no significant difference between the fees charged by Southwest Bank compared to Compass Bank because the trustee fees are set by the Trust’s governing documents.

•	The role of the trustee is limited to making distributions to unit holders and auditing royalty payments. Southwest Bank can offer no unique capabilities of substance.

•	Southwest Bank admits that, if elected, it would continue to use the same outside litigation, oil and gas, accounting and audit experts that Compass Bank currently uses. There would be no substantive change to key consultants of the Trust.

•	Southwest Bank claims that, if elected, it would provide cost savings but has provided no details or supporting evidence as to the nature of the savings or the basis for their estimates.

•	According to SEC reports of the trusts that Southwest Bank currently administers, in the two years that Southwest Bank has served as trustee, no consistent decline in general and administrative expenses is discernible, and in many cases expenses have increased during Southwest Bank’s tenure.

•	Southwest Bank claims to be able to save the Trust on Sarbanes-Oxley compliance costs, increase interest rates and provide tax information. Compass Bank already carefully manages these aspects of the Trust, and any “benefit” Southwest Bank is able to provide will have no impact. After several months of campaigning, Southwest Bank only recently announced these “benefits,” which suggests they are a mere afterthought. We believe that to justify its costly, self-interested campaign, Southwest Bank is desperately fabricating potential benefits (as insubstantial as they might be) to unit holders.

•	Ms. Anderson is not necessary to the administration of the Trust. Southwest Bank asserts that Compass Bank lacks expertise because a single trust officer, Lee Ann Anderson, left Compass Bank a year ago to join Southwest Bank.

•	Compass Bank has ably administered the Trust for the last year since Ms. Anderson abruptly left.

•	Ms. Anderson was only one member of the Compass Bank trust team that continues to administer the Trust. Ms. Anderson admits that she would rely on the same team of outside legal, accounting and audit consultants that Compass Bank currently engages.

•	Despite all of her claims of experience and historic knowledge of the Trust, Ms. Anderson has not identified any concrete improvements she would make in the Trust’s administration.

•	The audit claims for which Ms. Anderson takes credit were filed based on audit exceptions identified by outside audit consultants who have been working with the Trust for approximately 20 years. The same audit consultants continue to review royalty payments and raise audit exceptions. Ms. Anderson would not change this process.

•	Southwest Bank also acknowledges that, even if Ms. Anderson has historic knowledge useful to pending litigation, she has been available to provide testimony as needed.

•	Ms. Anderson has no formal business, accounting or legal credentials. Her oil and gas experience is limited to what she learned as a trust officer, which is now at least 12 months out of date with regard to the Trust.

•	Although Ms. Anderson has had a long career, she abruptly left the Trust in 2015, and Southwest Bank can give no assurance as to her continued employment or when she may retire.

•	Southwest Bank appears not to be concerned that its self-interested campaign is costing the Trust and the unit holders.

•	The Trust estimates it will incur $250,000 to respond to Southwest Bank’s proxy campaign, including expenses incurred by Compass Bank in fulfilling its fiduciary duties as trustee. This amount does not include other costs incurred by Compass Bank for its own account, which Compass Bank has elected to pay.

•	The costs borne by the Trust result in reduced distributions to unit holders. In return, Southwest Bank offers only minor, hypothetical benefits.

*Permission to quote neither sought nor obtained from ISS.

If you have any questions or require any assistance with voting, please contact the Trust’s proxy solicitor at:

Georgeson

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

(877) 278-9670 (Toll Free)

You can also reach us toll-free at (866) 809-4553 or by email at sjt.us@bbva.com.

Sincerely yours,

Joshua R. Peterson

Vice President and Senior Trust Officer,

Compass Bank

Reconciliation of Total G&A Expenses to Non-Litigation G&A Expenses

Total G&A expense data is taken from the Trust’s annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission (SEC) for the periods indicated.

	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016	Q2 2016	Q3 2016
Total G&A Expenses	$661,738	$498,750	$401,966	$605,982	$1,022,436	$886,134	$499,462
Litigation related expenses	174,282	115,732	104,628	168,139	485,572	382,831	219,609

Non-litigation G&A expenses	$487,456	$383,017	$297,338	$437,843	$536,864	$503,303	$279,852

Additional Information Regarding the Proxy Solicitation

In response to the demand by Southwest Bank and Robert Lansford, a senior business development officer at Southwest Bank, the Trust has called a special meeting and filed with the SEC on October 25, 2016, a definitive proxy statement in connection with the solicitation of proxies from unit holders of the Trust at the special meeting. The Trust will furnish copies of proxy materials to the unit holders, together with a BLUE proxy card. UNIT HOLDERS ARE URGED TO READ CAREFULLY THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. These documents, including the proxy statement (and amendments and supplements thereto) and other documents filed by the Trust with the SEC, will be available for no charge on the SEC’s website at www.sec.gov and at the Trust’s website at www.sjbrt.com. Copies may also be obtained by contacting Kaye Wilke by phone at (866) 809-4553, by email at sjt.us@bbva.com or by mail at San Juan Basin Royalty Trust, c/o Compass Bank, Trust Department, Attn: Investor Relations, 300 W. 7th Street, Suite B, Fort Worth, Texas 76102.

Compass Bank, as trustee of the Trust, may be deemed to be a participant in the solicitation of proxies in connection with the special meeting. Information regarding Compass Bank’s interests in the Trust by security holdings and otherwise is set forth in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2015 and in the Trust’s subsequent Quarterly Reports on Form 10-Q.

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